Exhibit 99.2

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

ASSETS

	September 30 2004	December 31 2003

	(UNAUDITED)
CURRENT ASSETS
Cash and cash equivalents	$9,327	$—
Accounts receivable, net of reserve for doubtful accounts (2004 - $5,229; 2003 - $5,842)	69,493	50,422
Inventories
Raw materials and finished products	34,341	35,236
Operating supplies	12,819	12,795

	47,160	48,031

Deferred income taxes	3,901	3,901
Prepaid expenses and other current assets	27,463	10,915

TOTAL CURRENT ASSETS	157,344	113,269

PROPERTY AND EQUIPMENT	752,098	746,640
Less allowances for depreciation, depletion and amortization	355,519	332,447

	396,579	414,193

GOODWILL, net of accumulated amortization of $11,093	73,877	73,877

PREPAID PENSION COSTS	33,592	35,319

OTHER ASSETS	12,900	12,036

TOTAL ASSETS	$674,292	$648,694

LIABILITIES AND STOCKHOLDERS' EQUITY
	September 30 2004	December 31 2003

	(UNAUDITED)
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Current portion of long-term debt	$250,201	$420,350
Accounts payable	17,837	26,070
Payrolls and other accrued compensation	6,663	4,857
Accrued expenses	11,288	14,906
Accrued interest expense	11,072	8,392
Income taxes payable	—	480

TOTAL CURRENT LIABILITIES	297,061	475,055

LONG-TERM DEBT, less current portion	—	1,490
POSTRETIREMENT BENEFITS OBLIGATIONS	1,942	50,049
OTHER LONG-TERM LIABILITIES	2,721	29,500
DEFERRED INCOME TAXES	3,901	4,596

LIABILITIES SUBJECT TO COMPROMISE	311,960	—

STOCKHOLDERS' EQUITY
Preferred stock, authorized 5,000 shares	—	—
Common stock, par value $1 per share, authorized 30,000 shares; issued 7,253 shares	7,253	7,253
Additional capital	6,895	9,312
Retained earnings	73,969	106,075
Accumulated other comprehensive loss	(3,773)	(4,542)

	84,344	118,098

Treasury stock, at cost - 2,015 and 2,194 shares at respective dates	(27,637)	(30,094)

TOTAL STOCKHOLDERS' EQUITY	56,707	88,004

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$674,292	$648,694